Registration No. 333-225384

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
POST-EFFECTIVE AMENDMENT NO. 1 TO:
Form S-8 Registration Statement No. 333-225384
UNDER
THE SECURITIES ACT OF 1933

LIMESTONE BANCORP, INC.
 (Exact name of Registrant as specified in its charter)

Kentucky	61-1142247
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2500 Eastpoint Parkway
Louisville, Kentucky 40223
(Address of Principal Executive Offices)(Zip Code)

Porter Bancorp, Inc. 2018 Omnibus Equity Compensation Plan
(Full title of the plan)

Phillip W. Barnhouse, Chief Financial Officer
Limestone Bancorp, Inc.
2500 Eastpoint Parkway
Louisville, Kentucky 40223
(Name and Address of agent for service)
(502) 499-4800
(Telephone number, including area code, of agent for service)
__________________________

Copy to:
Cynthia W. Young
Wyatt, Tarrant & Combs, LLP
2000 West Market Street, Suite 2000
Louisville, Kentucky 40202
(502) 589-5235
__________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer,  a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller	Smaller reporting company ☒
reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment to the Registration Statement on Form S-8, File No. 333-225384, filed with the Securities and Exchange Commission on June 1, 2018, registering the offer and sale of 375,000 shares of common stock, no par value per share (“Shares”) pursuant to the Porter Bancorp, Inc. 2018 Omnibus Equity Compensation Plan (the “Prior Registration Statement”), is being filed by Limestone Bancorp, Inc. (the “Registrant” or “Limestone”) to terminate the offering under the Prior Registration Statement and to deregister any and all of the Shares, together with any and all plan interests and other securities registered but unsold, if any, as of the date hereof thereunder (note that the Share number listed above does not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim).

The Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statement. Accordingly, pursuant to the undertakings contained in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to the Prior Registration Statement to deregister, and does hereby remove from registration, all the securities of the Registrant registered under the Prior Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on April 28, 2023.

LIMESTONE BANCORP, INC.

By:	/s/ Phillip W. Barnhouse
Phillip W. Barnhouse
Chief Financial Officer

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.